Exhibit 99.3

Sysorex, Inc. and Subsidiaries

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

On November 2, 2021, Down South Hosting, LLC (“Purchaser”), an indirect wholly-owned subsidiary of Sysorex, Inc. (“Sysorex” or the “Company”), and BWP Holdings LLC, a New York limited liability company (“Seller” or “BWP”), entered into an Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Purchaser agreed to purchase from Seller the fifty percent (50.0%) membership interest in Up North Hosting LLC, a New York limited liability company (“UNH”) (such sale, the “Transaction” or the “Transferred Membership Interest”). Prior to the Transaction Purchaser owned the other fifty percent of UNH which was reported as an equity method investment (the “UNH Equity Method Interest”) in the consolidated results of Sysorex. As a result of the Transaction, UNH became an indirect wholly-owned subsidiary of Sysorex (together the “Combined Company”).

Under the terms and conditions of the Purchase Agreement, the aggregate consideration to be paid to Seller in the Transaction consisted of the payment of one million dollars ($1,000,000.00) and issuance of one million (1,000,000) shares of restricted common stock, $0.00001 par value, of the Company. Seller and Purchaser each made customary representation and warranties in the Purchase Agreement. Additionally, each Seller and Purchaser is obligated, subject to certain limitations, to indemnify the other for certain liabilities, including liabilities arising from breaches of representation and warranties, and nonfulfillment or breaches of covenants in the Purchase.

In addition to the Transferred Membership Interest (the “UNH Acquisition”), the Purchase Agreement transferred the ownership of certain Cryptocurrency Mining Equipment consisting of approximately 2,000 GPUs owned by BWP and Bitworks, LLC, the BWP member, resident in the UNH facility (the “Bitworks Data Mining Equipment”). Both the Transferred Membership Interest and the Bitworks Data Mining Equipment were exchanged for the aggregate consideration of the Transaction.

On April 14, 2021, Sysorex completed a reverse merger with TTM Digital Assets & Technologies, Inc. (“TTM Digital”, the “Reverse Merger”) whereby TTM Digital was declared the accounting acquirer and became the registrant. The presentation of historical financial statements for the Company represent the financial statements of the registrant TTM Digital as a result of the Reverse Merger. After the completion of the Reverse Merger, the Company maintained the corporate name of the accounting acquiree Sysorex. In the presentation of historical financial statements the presentation of the registrant, TTM Digital, are labeled Sysorex Inc. Registrant and those of the pre–Reverse Merger Sysorex are labeled Sysorex Inc. Predecessor.

The following tables set forth selected unaudited pro forma historical financial information and unaudited pro forma per share information in connection with the Combined Company. The pro forma amounts included in the tables below are presented as if the Purchase Agreement had been consummated for all periods presented, have been prepared in accordance with GAAP, but have not been audited. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the Combined Company that would have actually occurred had the Purchase Agreement been consummated during the periods presented or of the future financial position or future results of operations of the Combined Company.

The accompanying unaudited combined condensed pro forma financial statements of the Company are presented to illustrate the estimated effects of the Purchase Agreement.

The unaudited combined condensed pro forma financial statements have been derived from the historical consolidated financial statements of TTM Digital (Sysorex Inc. Registrant), Sysorex Inc. Predecessor and UNH. The unaudited combined condensed pro forma statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020 combine the historical consolidated statements of operations of Sysorex and the historical statements of operations of UNH, giving effect to the Merger Agreement as if it had been consummated on January 1, 2020, for the year ended December 31, 2020 and January 1, 2021 for the nine months ended September 30, 2021. The unaudited combined condensed pro forma balance sheet combines the historical consolidated balance sheet of Sysorex and the historical balance sheet of UNH as of September 30, 2021, giving effect to the Purchase Agreement as if it had been consummated on September 30, 2021. The historical consolidated financial statements have been adjusted in the unaudited combined condensed pro forma financial statements to give pro forma effect to events that are: (a) directly attributable to the Purchase Agreement; (b) factually supportable; and (c) with respect to the statements of operations, expected to have a continuing impact on the Company’s results following the completion of the Purchase Agreement.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements. The unaudited combined condensed pro forma financial statements should be read together with Sysorex’s historical consolidated financial statements, which are included in Sysorex’s latest annual report on Form 10-K as of December 31, 2020 and subsequent quarterly reports on Form 10-Q, and the historical consolidated financial statements of TTM Digital as of March 31, 2021, and December 31, 2020 filed on Form 8-K/A on June 24, 2021. The unaudited combined condensed pro forma financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited combined condensed pro forma financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X. The pro forma financial information presented gives effect to pro forma events that are (a) directly attributable to the Arrangement, (b) factually supportable and (c) with respect to the pro forma statement of operations, expected to have a continuing impact. The Merger Agreement is being accounted for as a business combination using the acquisition method in accordance with accounting standards codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger Agreement.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the mergers, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

Unaudited Combined Condensed Pro Forma Balance Sheet

September 30, 2021

	Sysorex Inc Registrant	Up North LLC	Pro Forma Merger Adjustment	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,268	$55	$(1,000)	A	$3,323
Digital assets	2,334	-	-		2,334
Accounts receivable, net	663	29	-		692
Due from related parties	-	120	(120)	C	-
Unbilled receivables	-	56	-		56
Prepaid expenses and other current assets	1,334	2	-		1,336

Total current assets	8,599	262	(1,120)		7,741

Mining equipment, net	12,368	-	600	B	12,968
Property and equipment, net	-	1,156	322	D	1,478
Intangible assets	2,696	-	100	E	2,796
Goodwill	1,634	-	-		1,634
Investment in Style Hunter	500	-	-		500
Investment in Up North LLC	664	-	(664)	F	-
Other assets	36	34	-		70

Total assets	$26,497	$1,452	$(762)		$27,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,979	$96	$-	C	$6,075
Accrued liabilities	1,313	58	-		1,371
Convertible Debt, net	11,208	-	-		11,208
Deferred revenue	691	-	-		691

Total current liabilities	19,191	154	-		19,345

STOCKHOLDERS’ EQUITY
Common stock - par value	1	-	-		1
Treasury Stock	-	-	-		-
Additional paid-in-capital	35,435	1,377	(977)	A,G	35,835
Accumulated deficit	(28,130)	(79)	215	C,F,G	(27,994)

Total Stockholders’ Equity	7,306	1,298	(762)		7,842

Total Liabilities and Stockholders’ Equity	$26,497	$1,452	$(762)		$27,187

Unaudited Combined Condensed Pro Forma Statement of Operations

Nine months ended September 30, 2021

	Nine Months Ended September 30, 2021	Three Months Ended March 31, 2021	14 Days Ended April 14, 2021	Nine Months Ended September 30, 2021
	Sysorex Inc Registrant (TTM Digital)	Sysorex Inc Predecessor	Sysorex Inc Predecessor	Up North LLC	TTM / Sysorex Pro Forma Reverse Merger Adjustments		Up North Pro Forma Business Combination Adjustments		Pro Forma Combined

REVENUES
Mining income	$9,244	$-	$-	$-	$-		$-		$9,244
Products revenue	2,831	928	4,207	-	-		-		7,966
Services revenue	1,047	479	60	819	-		(483)	C	1,922
Total revenues	13,122	1,407	4,267	819	-		(483)		19,132

COSTS AND EXPENSES
Mining cost	852	-	-	-	-		(483)	C	369
Product cost	2,532	829	3,841	-	-		-		7,202
Services cost	606	329	36	684	-		-		1,655
Sales and marketing	619	249	75	-	-		-		943
General and administrative	7,727	751	1,276	205	(3,093)	H	-		6,866
Management fees	321	-	-	-	-		-		321
Impairment of digital assets	325	-	-	-	-		-		325
Depreciation	2,824	-	-	61	-		145	L	3,030
Amortization of intangibles	264	78	12	-	82	I	8	M	444
Total costs and expenses	16,070	2,236	5,240	950	(3,011)		(330)		21,155

OPERATING INCOME (LOSS)	(2,948)	(829)	(973)	(131)	3,011		(153)		(2,023)

OTHER (INCOME) EXPENSE
Merger charges	(22,004)	-	-	-	22,004	J	-		-
Debt restructuring fee	(2,000)	-	-	-	2,000	J	-		-
Interest expense	(926)	(546)	(11)	-	485	K	-		(998)
Realized gain on sale of digital assets	91	-	-	-	-		-		91
Gain / (loss) on disposal of assets	(138)	-	-	-	-		-		(138)
Other expense, net	11	1	-	60	-		-		72
Total other (income) expense	(24,966)	(545)	(11)	60	24,489		-		(973)

LOSS BEFORE INCOME TAX	(27,914)	(1,374)	(984)	(71)	27,500		(153)		(2,996)

INCOME TAX EXPENSE
Income tax expense	-	-	-	-	-		-		-
INCOME (LOSS) BEFORE INCOME IN EQUITY METHOD INVESTEE	(27,914)	(1,374)	(984)	(71)	27,500		(153)		(2,996)

Share of net loss of equity method investee	(80)	-	-	-	-		80	N	-

NET LOSS	$(27,994)	$(1,374)	$(984)	$(71)	$27,500		$(73)		$(2,996)

Net Income (Loss) per share - basic and diluted	$(0.21)	N/A	N/A	N/A	N/A		N/A		$(0.02)

Weighted Average Shares Outstanding - basic and diluted	131,863,780	N/A	N/A	N/A	N/A		1,000,000		132,863,780

Unaudited Combined Condensed Pro Forma Statement of Operations

Twelve months ended December 31, 2020

	Sysorex Inc Registrant(TTM Digital)	Sysorex Inc Predecessor	Up North Hosting LLC	TTM / Sysorex Pro Forma Reverse Merger Adjustments		Up North Pro Forma Business Combination Adjustments		Pro Forma Combined

REVENUES
Mining income	$1,868	$-	$-	$-		$-		$1,868
Products revenue	-	7,934	-	-		-		7,934
Services revenue	-	3,592	898	-		(421)	C	4,069
Total revenues	1,868	11,526	898	-		(421)		13,871

COSTS AND EXPENSES
Mining cost	433	-	-	-		(421)	C	12
Product cost	-	6,720	-	-		-		6,720
Services cost	-	2,458	725	-		-		3,183
Sales and marketing	-	1,166	-	-		-		1,166
General and administrative	4	2,631	271	-		-		2,906
Management fees	145	-	-	-		-		145
Depreciation	827	-	81	-		193	L	1,101
Amortization of intangibles	-	313	-	268	I	10	M	591
Total costs and expenses	1,409	13,288	1,077	268		(218)		15,824

OPERATING INCOME (LOSS)	459	(1,762)	(179)	(268)		(203)		(1,953)

OTHER (INCOME) EXPENSE
Merger charges	-	-	-	-		-		-
Debt restructuring fee	-	-	-	-		-		-
Interest expense	-	(1,721)	-	1,248	K	-		(473)
Realized gain on sale of digital assets	44	-	-	-		-		44
Gain / (loss) on disposal of assets	17	-	-	-		-		17
Other expense, net	(29)	19	5	-		-		(5)
Total other (income) expense	32	(1,702)	5	1,248		-		(417)

LOSS BEFORE INCOME TAX	491	(3,464)	(174)	980		(203)		(2,370)

INCOME TAX EXPENSE
Income tax expense	-	-	-	-		-		-
INCOME (LOSS) BEFORE INCOME IN EQUITY METHOD INVESTEE	491	(3,464)	(174)	980		(203)		(2,370)

Share of net loss of equity method investee	(39)	-	-	-		39	N	-

NET LOSS	$452	$(3,464)	$(174)	$980		$(164)		$(2,370)

Net Income (Loss) per share -basic and diluted	$0.01	$(8.46)	N/A	N/A		N/A		$(0.03)

Weighted Average Shares Outstanding - basic and diluted	75,540,013	409,667	N/A	N/A		1,000,000		76,949,680

See accompanying notes to unaudited combined condensed pro forma financial information

NOTES TO THE UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

(in thousands)

(1) Basis of Presentation

The unaudited combined condensed pro forma financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the Combined Company after giving effect to the Merger and Purchase Agreements (the “Acquisitions”). The historical financial information of Sysorex, TTM Digital and UNH has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisitions, (b) factually supportable, and (c) with respect to the unaudited combined condensed pro forma statements of operations, expected to have a continuing impact on the combined results. The Acquisition Adjustments included in the unaudited combined condensed pro forma financial information (“Pro Forma Financial Information”) are based on currently available data and assumptions that the Company believes are reasonable. However, the Unaudited Combined Condensed Pro Forma Statements of Operations do not include any expected revenue synergies or cost savings or restructuring actions that may be achievable or that may occur subsequent to the Acquisition. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed.

The Acquisition Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisitions. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

(2) Preliminary Purchase Consideration and Purchase Price Allocation

The UNH Acquisition is being accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisition.

As the aggregate consideration for Transaction was exchanged for both the Transferred Membership Interest and the acquired Bitworks Data Mining Equipment the Transaction consideration requires allocation between these two transaction components based upon the fair values of these transaction components. In the valuation of the aggregate consideration the Company determined that the one million shares of restricted common stock exchanged are valued at $0.4 million for total aggregate consideration in the Transaction of $1.4 million. The Company determined the allocation of the Transaction consideration to be $0.8 million for the UNH Acquisition and $0.6 million for the Bitworks Data Mining Equipment. The UNH Acquisition business combination included both the Transferred Membership Interest and the exchange of the UNH Equity Method Interest. The UNH Equity Method Interest is valued equally with the Transferred Membership Interest at $0.8 million resulting in an aggregate valuation for the UNH Acquisition business combination of $1.6 million.

The following table presents the preliminary allocation of the $1,600,000 consideration for the UNH Acquisition business combination as of the acquisition date. The carrying value of the UNH Equity Method Interest exchanged was $664,000 resulting in a gain on the exchange of the UNH Equity Method Interest of $136,000 in comparison to the fair value of $800,000.

Allocation of transaction consideration:
Cash Consideration	1,000
Equity Consideration	400

Total transaction consideration	1,400

Less:Transaction consideration allocated to Bitworks Data Mining Equipment	600

Transaction consideration allocated to UNH Acquisition	800

UNH Equity Method Interest exchanged	800

Fair value of UNH Business	1,600

UNH Equity Method Interest fair value	800

Less:Carrying value of UNH Equity Method Interest	664

Realized gain on exchange of UNH Equity Method Interest	136

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change:

Cash and cash equivalents	$55
Accounts receivable	29
Unbilled receivables	56
Prepaid expenses	2
Property and equipment	1,478
Intangible assets	100
Other assets	34

Total fair value of assets acquired	1,754

Accounts payable	96
Accrued expenses	58

Total fair value of liabilities assumed	154

Total fair value of net assets acquired	$1,600

Other considerations in the preliminary allocation of the estimated UNH Acquisition purchase price include the following:

1)	Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique in the UNH Acquisition. If there were any synergies unique in the UNH Acquisition, then the fair value of the identifiable assets for the UNH Acquisition may be lower potentially resulting in a higher allocation of transaction consideration to the Bitworks Data Mining Equipment acquired in the transaction accounted for separately from the business combination. The Company does not expect to record any goodwill in the business combination.

2)	Accounts receivable and other current asset and liability carrying values approximate fair value;

(3) Acquisition Adjustments

The following is a summary of the Acquisition Adjustments reflected in the Pro Forma Financial Information based on preliminary estimates, which may change as additional information is obtained.

Balance Sheet Adjustments

The pro forma balance sheet adjustments include:

A.	Reflects the cash and equity consideration exchanged for the Transaction.

B.	Reflects the allocation of fair value of $600,000 to the Bitworks Data Mining Equipment acquired as a part of the Transaction that is accounted for as a separate transaction from the UNH Acquisition business combination.

C.	Eliminates the UNH and TTM Digital intercompany transactions for the balance sheet and the statement of operations.

D.	Reflects the fair value adjustment for property and equipment as of the acquisition date.

E.	Reflects the provisional intangible assets recognized in the UNH Acquisition.

F.	Reflects the exchange of the UNH Equity Method Interest in the UNH Acquisition business combination and reflects the gain on this exchange for the excess of fair value for the equity interest over the carrying value for the interest.

G.	Eliminates the historical equity of UNH.

Statement of Operations Adjustments:

H.	Removes the transaction costs recorded in the TTM Digital / Sysorex Reverse Merger transaction.

I.	Reflects the adjustment to amortization expense to remove the intangible amortization recorded in the historical financial statements of Sysorex and adds the estimated amortization expense on the intangible assets recognized in the Reverse Acquisition.

J.	This adjustment removes the merger charges and the debt restructuring fee incurred in the Reverse Merger that were one-time charges and do not have an ongoing impact to operations.

K.	This adjustment records interest expense savings on the debt converted to equity by Sysorex in the Sysorex Recapitalization that occurred in conjunction with the Reverse Merger. In addition, the adjustment reflects the additional estimated interest expense associated with the financing on the acquisition of additional data mining capacity on April 1, 2021, by TTM Digital for the year ended December 31, 2020.

L.	Reflects the additional depreciation expense on the UNH property and equipment fair value difference in addition to the depreciation expense on the Bitworks Data Mining Equipment acquired on November 2, 2021.

M.	Reflects the amortization expense on the intangible assets acquired in the UNH Acquisition.

N.	Eliminates the equity method investee income of Sysorex for the investment UNH.